Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

Press Release
For Immediate Release: May 4, 2026

Investor Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com

Boise Cascade Company Reports First Quarter 2026 Results

BOISE, IDAHO - May 4, 2026 - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $17.8 million, or $0.50 per share, on sales of $1.5 billion for the first quarter ended March 31, 2026, compared with net income of $40.3 million, or $1.06 per share, on sales of $1.5 billion for the first quarter ended March 31, 2025.

“In the first quarter of 2026, our businesses delivered solid results despite the current demand environment, influenced by geopolitical events, volatile mortgage rates, and severe weather,” said Jeff Strom, CEO. “I am proud of our associates for continuing to lean into our integrated model, which demonstrates its value and resilience in markets like these. Our Company is especially well positioned during periods of uncertainty, as customers increasingly rely on Boise Cascade for reliable service and consistent value across a broad range of industry-leading products. Looking ahead, I am confident in the unwavering focus of our team to deliver value to our stakeholders irrespective of market conditions.”

First Quarter 2026 Highlights

	1Q 2026	1Q 2025	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,498,614	$1,536,494	(2)%
Net income	17,842	40,348	(56)%
Net income per common share - diluted	0.50	1.06	(53)%
Adjusted EBITDA [1]	66,567	91,607	(27)%
Segment Results
Building Materials Distribution sales	$1,388,948	$1,407,116	(1)%
Building Materials Distribution income	32,942	48,417	(32)%
Building Materials Distribution EBITDA [1]	48,225	62,779	(23)%
Wood Products sales	398,204	415,845	(4)%
Wood Products income	8,492	17,709	(52)%
Wood Products EBITDA [1]	31,957	40,195	(20)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In first quarter 2026, total U.S. housing starts increased 1% while single-family housing starts decreased 5%, compared to the same period in 2025. Single-family housing starts are the key demand driver for our sales.

Building Materials Distribution (BMD)

BMD's sales decreased $18.2 million, or 1%, to $1,388.9 million for the three months ended March 31, 2026, from $1,407.1 million for the three months ended March 31, 2025. Compared with the same quarter in the prior year, the decrease in sales was driven by net sales price decreases of 3%, offset partially by net sales volume increases of 2%. By product line, general line product sales increased 4%, commodity sales decreased 5%, and EWP sales (substantially all of which are sourced through our Wood Products segment) decreased 7%. BMD segment income decreased $15.5 million to $32.9 million for the three months ended March 31, 2026, from $48.4 million for the three months ended March 31, 2025. The decrease in segment income was driven by increased selling and distribution expenses of $8.2 million, as well as a $6.5 million gross margin decrease, resulting from lower gross margins on all product lines, particularly EWP.

Wood Products

Wood Products' sales, including sales to BMD, decreased $17.6 million, or 4%, to $398.2 million for the three months ended March 31, 2026, from $415.8 million for the three months ended March 31, 2025. The decrease in sales was driven by lower sales prices and volumes for LVL and I-joists (collectively referred to as EWP). These decreases were offset partially by higher plywood sales volumes and prices. Wood Products' segment income decreased $9.2 million to $8.5 million for the three months ended March 31, 2026, from $17.7 million for the three months ended March 31, 2025. The decrease in segment income was primarily due to lower EWP sales prices, as well as higher per-unit EWP conversion costs. These decreases in segment income were offset partially by lower per-unit OSB costs, as well as higher plywood sales volumes and sales prices. Additionally, operations resumed at our Oakdale veneer and plywood mill following planned downtime in 2025 to complete significant mill modernization projects, which provided a favorable impact on per-unit conversion costs.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	1Q 2026 vs. 1Q 2025	1Q 2026 vs. 4Q 2025

Average Net Selling Prices
LVL	(7)%	—%
I-joists	(7)%	1%
Plywood	1%	4%
Sales Volumes
LVL	(1)%	8%
I-joists	(5)%	16%
Plywood	3%	5%

Balance Sheet and Liquidity

Boise Cascade ended first quarter 2026 with $338.7 million of cash and cash equivalents and $395.1 million of undrawn committed bank line availability, for total available liquidity of $733.8 million. The Company had $452.5 million of outstanding debt at March 31, 2026.

Capital Allocation

We expect capital expenditures in 2026, excluding potential acquisition spending, to total approximately $150 million to $170 million. This level of capital expenditures could increase or decrease as a result of several factors, including efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

For the three months ended March 31, 2026, the Company paid $10.4 million in common stock dividends. On April 30, 2026, our board of directors declared a quarterly dividend of $0.22 per share on our common stock, payable on June 17, 2026, to stockholders of record on June 1, 2026.

For the three months ended March 31, 2026, the Company paid $65.5 million for the repurchase of 830,751 shares of our outstanding common stock. In April 2026, the Company repurchased an additional 312,894 shares of our common stock at a cost of approximately $25 million. Subsequent to these share repurchases, approximately $148 million of our outstanding common stock was available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we purchase and distribute, as well as the products we manufacture, is closely tied to new residential construction, residential repair-and-remodeling activity, and light commercial construction. Residential construction, particularly new single-family construction, remains a key demand driver for the products we distribute and manufacture. The operating environment during the first quarter of 2026 presented a mix of opportunities and challenges. For much of the quarter, mortgage rates declined to their lowest levels in over three years. However, recent geopolitical turmoil has led to volatility in treasury and mortgage rates alike, casting unpredictability on the remainder of the spring selling season. Consumer sentiment and home affordability challenges persist as the most prominent headwinds to residential construction activity. In addition, home builders are responding to the cautious demand environment with thoughtful approaches to starts, home sizes, location, and inventory. Long-term demand drivers for residential construction, including generational tailwinds and an undersupply of housing units, remain strong, while elevated levels of homeowner equity and an aging U.S. housing stock support robust repair-and-remodel spending and reinforce the industry’s solid fundamentals.

Our distribution business, which purchases and resells a diverse range of products, experiences opportunities for increased sales and margins during periods of rising prices, while periods of declining prices may present challenges. Future product pricing, particularly for commodity products we distribute and manufacture, is expected to remain dynamic, influenced by economic and geopolitical conditions, input costs, industry operating rates, supply disruptions, duties, tariffs, cost and availability of transportation, inventory levels, and seasonal demand patterns. We will continue to monitor end market demand signals and align production rates and inventory stocking positions accordingly.

We are providing financial guidance for second quarter 2026 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

Second Quarter 2026 Guidance
BMD EBITDA	~$65 - $80 million
Wood Products EBITDA	~$32 - $47 million
Unallocated Corporate Costs	~($14) - ($12) million
Total Company Adjusted EBITDA	~$83 - $115 million

About Boise Cascade

Boise Cascade is one of the largest U.S. wholesale distributors of building materials and a leading manufacturer of engineered wood products and plywood in North America. Our integrated model and national distribution footprint position us to deliver outstanding service to our customers across a broad range of industry-leading products, including key structural products that we produce. Headquartered in Boise, Idaho, we operate more than 60 distribution and manufacturing facilities strategically located across the U.S. and Canada. Our work is powered by a dedicated team of over 7,500 people. Learn more at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss first quarter earnings on Tuesday, May 5, 2026, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income (loss) before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income (loss) to Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release contains statements concerning future events and expectations, including, without limitation, statements relating to our outlook. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," “outlook,” "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. Factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in Boise Cascade’s most recent Annual Report on Form 10-K, subsequent reports filed by Boise Cascade with the Securities and Exchange Commission (SEC), and the following important factors: the commodity nature of a portion of our products and their price movements, which are driven largely by general economic conditions, industry capacity and operating rates, industry cycles that affect supply and demand, and net import and export activity; the highly competitive nature of our industry; declines in demand for our products due to competing technologies or materials, as well as changes in building code provisions; disruptions to information systems used to process and store customer, employee, and vendor information, as well as the technology that manages our operations and other business processes; material disruptions and/or major equipment failure at our manufacturing facilities; declining demand for residual byproducts, particularly wood chips generated in our manufacturing operations; labor disruptions, shortages of skilled and technical labor, or increased labor costs; product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers; the cost and availability of third-party transportation services used to deliver the goods we distribute and manufacture, as well as our raw materials; cost and availability of raw materials, particularly wood fiber; the need to successfully formulate and implement succession plans for key members of our management team; our ability to execute our organic growth and acquisition strategies efficiently and effectively; failures or delays with new or existing technology systems and software platforms; our ability to successfully pursue our long-term growth strategy related to innovation and digital technology; concentration of our sales among a relatively small group of customers, as well as the financial condition and creditworthiness of our customers; impairment of our long-lived assets, goodwill, and/or intangible assets; substantial ongoing capital investment costs, including those associated with organic growth and acquisitions, and the difficulty in offsetting fixed costs related to those investments; our indebtedness, including the possibility that we may not generate sufficient cash flows from operations or that future borrowings may not be available in amounts sufficient to fulfill our debt obligations and fund other liquidity needs; restrictive covenants contained in our debt agreements; changes in or failure to comply with laws and regulations; changes in foreign trade policy, including the imposition of tariffs; compliance with data privacy and security laws and regulations; the impacts of climate change and related legislative and regulatory responses intended to reduce climate change; cost of compliance with government regulations, in particular, environmental regulations; exposure to product liability, product warranty, casualty, construction defect, and other claims; and fluctuations in the market for our equity.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended
	March 31		December 31, 2025
	2026	2025

Sales	$1,498,614	$1,536,494	$1,460,181

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,255,070	1,276,183	1,228,749
Depreciation and amortization	39,053	37,121	41,313
Selling and distribution expenses	150,444	143,648	145,719
General and administrative expenses	26,300	24,997	22,466
Other (income) expense, net	(38)	26	5,983
	1,470,829	1,481,975	1,444,230

Income from operations	27,785	54,519	15,951

Foreign currency exchange loss	(241)	—	(40)
Pension expense (excluding service costs)	(30)	(33)	(33)
Interest expense	(6,019)	(5,312)	(6,024)
Interest income	2,937	5,510	4,452
Change in fair value of interest rate swaps	—	(490)	—
	(3,353)	(325)	(1,645)

Income before income taxes	24,432	54,194	14,306
Income tax provision	(6,590)	(13,846)	(5,572)
Net income	$17,842	$40,348	$8,734

Weighted average common shares outstanding:
Basic	35,909	38,017	36,823
Diluted	36,020	38,215	36,972

Net income per common share:
Basic	$0.50	$1.06	$0.24
Diluted	$0.50	$1.06	$0.24

Dividends declared per common share	$0.22	$0.21	$0.22

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2025
	2026	2025

Segment sales	$1,388,948	$1,407,116	$1,363,116

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,189,236	1,200,940	1,157,607
Depreciation and amortization	15,283	14,362	14,967
Selling and distribution expenses	141,274	133,099	134,885
General and administrative expenses	10,421	9,765	8,478
Other (income) expense, net	(208)	533	5,697
	1,356,006	1,358,699	1,321,634

Segment income	$32,942	$48,417	$41,482

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	85.6%	85.3%	84.9%
Depreciation and amortization	1.1%	1.0%	1.1%
Selling and distribution expenses	10.2%	9.5%	9.9%
General and administrative expenses	0.8%	0.7%	0.6%
Other (income) expense, net	—%	—%	0.4%
	97.6%	96.6%	97.0%

Segment income	2.4%	3.4%	3.0%

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended
	March 31		December 31, 2025
	2026	2025

Segment sales	$398,204	$415,845	$353,960

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	352,985	362,246	328,108
Depreciation and amortization	23,465	22,486	26,093
Selling and distribution expenses	9,224	10,603	10,888
General and administrative expenses	3,868	3,313	2,361
Other (income) expense, net	170	(512)	304
	389,712	398,136	367,754

Segment income (loss)	$8,492	$17,709	$(13,794)

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.6%	87.1%	92.7%
Depreciation and amortization	5.9%	5.4%	7.4%
Selling and distribution expenses	2.3%	2.5%	3.1%
General and administrative expenses	1.0%	0.8%	0.7%
Other (income) expense, net	—%	(0.1%)	0.1%
	97.9%	95.7%	103.9%

Segment income (loss)	2.1%	4.3%	(3.9)%

Segment Information
(in thousands) (unaudited)

	Three Months Ended
	March 31		December 31, 2025
	2026	2025
Segment sales
Building Materials Distribution	$1,388,948	$1,407,116	$1,363,116
Wood Products	398,204	415,845	353,960
Intersegment eliminations	(288,538)	(286,467)	(256,895)
Total net sales	$1,498,614	$1,536,494	$1,460,181

Segment income (loss)
Building Materials Distribution	$32,942	$48,417	$41,482
Wood Products	8,492	17,709	(13,794)
Total segment income	41,434	66,126	27,688
Unallocated corporate costs	(13,649)	(11,607)	(11,737)
Income from operations	$27,785	$54,519	$15,951

Segment EBITDA
Building Materials Distribution	$48,225	$62,779	$56,449
Wood Products	31,957	40,195	12,299

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2026	December 31, 2025

ASSETS

Current
Cash and cash equivalents	$338,667	$477,215
Receivables
Trade, less allowances of $5,659 and $5,618	461,012	315,944
Related parties	283	86
Other	28,941	24,698
Inventories	877,795	795,724
Prepaid expenses and other	27,544	40,751
Total current assets	1,734,242	1,654,418

Property and equipment, net	1,155,967	1,157,261
Operating lease right-of-use assets	52,971	55,980
Finance lease right-of-use assets	41,772	11,825
Timber deposits	7,501	8,058
Goodwill	185,386	185,384
Intangible assets, net	154,405	159,665
Deferred income taxes	2,913	3,041
Other assets	6,467	6,311
Total assets	$3,341,624	$3,241,943

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	March 31, 2026	December 31, 2025

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$428,963	$254,622
Related parties	2,194	915
Accrued liabilities
Compensation and benefits	93,429	103,066
Interest payable	5,285	10,176
Other	97,159	124,297
Total current liabilities	627,030	493,076

Debt
Long-term debt, net	448,148	445,405

Other
Compensation and benefits	35,462	39,354
Operating lease liabilities, net of current portion	46,602	49,778
Finance lease liabilities, net of current portion	44,828	15,631
Deferred income taxes	104,574	105,551
Other long-term liabilities	19,047	18,270
	250,513	228,584

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 35,503 and 36,190 shares issued, respectively	355	362
Additional paid-in capital	568,433	571,220
Accumulated other comprehensive loss	(469)	(476)
Retained earnings	1,447,614	1,503,772
Total stockholders' equity	2,015,933	2,074,878
Total liabilities and stockholders' equity	$3,341,624	$3,241,943

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended March 31
	2026	2025
Cash provided by (used for) operations
Net income	$17,842	$40,348
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	39,923	37,960
Stock-based compensation	3,458	3,757
Deferred income taxes	(895)	741
Change in fair value of interest rate swaps	—	490
Other	(16)	(788)
Decrease (increase) in working capital
Receivables	(139,930)	(129,683)
Inventories	(82,071)	(118,138)
Prepaid expenses and other	(3,242)	(3,786)
Accounts payable and accrued liabilities	144,745	127,935
Income taxes payable	6,918	11,654
Other	(2,714)	1,034
Net cash used for operations	(15,982)	(28,476)

Cash provided by (used for) investment
Expenditures for property and equipment	(39,824)	(53,205)
Acquisitions of businesses and facilities	(2)	—
Proceeds from sales of assets and other	353	980
Net cash used for investment	(39,473)	(52,225)

Cash provided by (used for) financing
Repurchase of common stock	(65,513)	(53,884)
Dividends paid on common stock	(10,370)	(10,485)
Tax withholding payments on stock-based awards	(6,244)	(5,907)
Other	(966)	(502)
Net cash used for financing	(83,093)	(70,778)

Net decrease in cash and cash equivalents	(138,548)	(151,479)

Balance at beginning of the period	477,215	713,260

Balance at end of the period	$338,667	$561,781

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2025 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2026 and 2025, and December 31, 2025:

	Three Months Ended
	March 31		December 31, 2025
	2026	2025
	(in thousands)
Net income	$17,842	$40,348	$8,734
Interest expense	6,019	5,312	6,024
Interest income	(2,937)	(5,510)	(4,452)
Income tax provision	6,590	13,846	5,572
Depreciation and amortization	39,053	37,121	41,313
EBITDA	66,567	91,117	57,191
Change in fair value of interest rate swaps	—	490	—
Adjusted EBITDA	$66,567	$91,607	$57,191

The following table reconciles segment income (loss) and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the three months ended March 31, 2026 and 2025, and December 31, 2025:

	Three Months Ended
	March 31		December 31, 2025
	2026	2025
	(in thousands)
Building Materials Distribution
Segment income	$32,942	$48,417	$41,482
Depreciation and amortization	15,283	14,362	14,967
Segment EBITDA	$48,225	$62,779	$56,449

Wood Products
Segment income (loss)	$8,492	$17,709	$(13,794)
Depreciation and amortization	23,465	22,486	26,093
Segment EBITDA	$31,957	$40,195	$12,299

Corporate
Unallocated corporate costs	$(13,649)	$(11,607)	$(11,737)
Foreign currency exchange gain (loss)	(241)	—	(40)
Pension expense (excluding service costs)	(30)	(33)	(33)
Change in fair value of interest rate swaps	—	(490)	—
Depreciation and amortization	305	273	253
EBITDA	(13,615)	(11,857)	(11,557)
Change in fair value of interest rate swaps	—	490	—
Corporate Adjusted EBITDA	$(13,615)	$(11,367)	$(11,557)

Total Company Adjusted EBITDA	$66,567	$91,607	$57,191